EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form 8-K/A of MutualFirst Financial Inc., filed with the Securities and Exchange Commission on October 3, 2008, of our report dated December 7, 2007 on the consolidated financial statements of MFB Corp. as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

South Bend, Indiana
October 3, 2008